EXCLUSIVE BUSINESS AND CONSULTING

SERVICES AGREEMENT

This Exclusive Business and Consulting Services Agreement (the “Agreement”) is entered into by and between the following two parties in Jinjiang, Fujian Province, the People’s Republic of China (the “PRC”) on November 18, 2010.

Party A:	AILIBAO (FUJIAN) MARKETING MANAGEMENT CO.,LTD
Address:	Floor 2, Building 1, Kaiyuan Industrial Zone No.118,
Jiangtou Village, Chendai Town, Jinjiang City
Legal Representative: Lam Mei Ying

Party B:	Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd
Address:	Jiangtou village, Chendai town, Jinjiang, Fujian province
Legal Representative: Ding Baojian

WHEREAS:

1.	Party A, is a wholly foreign-owned enterprise duly established and validly existing in the PRC.

2.	Party B, is a limited liability company duly established and validly existing in the PRC;

3.	Party A agrees to provide business consulting and relevant services to Party B and Party B agrees to accept such business consulting and services;

THEREFORE, Party A and Party B, through friendly negotiation and in the principles of equality and mutual benefit, hereby agree as follows:

1.	Business consulting and Services; Exclusive Rights and Interests

1.1
During the term of this Agreement, Party A agrees to provide, as the exclusive provider, relevant business consulting and services to Party B (the content thereof is specified in Exhibit 1 attached hereto) in accordance with terms and conditions under the Agreement.

1.2
Party B hereby agrees to accept such business and consulting services during the term of this Agreement. Considering the value of the business consulting and services provided by Party A and the good cooperation relationship between both Parties, Party B further agrees that, during the term of this Agreement, without prior written consent of Party A, Party B shall not accept the business consulting and services provided by any third party within the business scope under this Agreement.

1.3
Party A shall be the sole and exclusive owner of any right, proprietary, interest and intellectual property (including but not limited to trademark, know-how, commercial secrets and otherwise), whichever developed by Party A independently or by Party B based on Party A’s intellectual property or by Party A based on Party B’s intellectual property.

If such development is conducted on the basis of Party B’s intellectual property, Party B shall ensure that such intellectual property is clear and free from any defect, otherwise Party B shall indemnify Party A any and all damages incurred thereby. In case Party A shall be liable to any third party by reason thereof, Party A shall be compensated in full by Party B as long as Party A has compensated the third party.

2.	Calculation and Payment of the Fee for Business and Consulting Services (the “Service Fees”)

The Parties agree that the Service Fees under this Agreement shall be determined and paid in accordance with Exhibit 2 attached hereto.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants that:

3.1.1	It is a company duly registered and validly existing under the laws of the PRC;

3.1.2
It has requisite corporate power to execute and perform this Agreement, the execution and performance of which are within its business scope. It has taken all necessary corporate actions, is duly authorized and has obtained the consent and approval from any third party or government authority. Neither execution nor performance of this Agreement does or will violate any applicable law or any contract having binding force on it;

3.1.3	The Agreement will constitute a legitimate, effective, binding and enforceable document against Party A upon the execution.

3.2	Party B hereby represents and warrants that:

3.2.1	It is a company duly registered and validly existing under the laws of the PRC;

3.2.2
It has requisite corporate power to execute and perform this Agreement, the execution and performance of which are within its business scope. It has taken all necessary corporate actions, is duly authorized and has obtained the consent and approval from any third party or government authority. Neither execution nor performance of this Agreement does or will violate any applicable law or any contract having binding force on it;

3.2.3	The Agreement will constitute a legitimate, effective, binding and enforceable document against Party B upon the execution.

4.	Confidentiality

4.1
The Parties agree to take various reasonable measures to protect and maintain the confidentiality of the confidential material and information known or being access to (the “Confidential Information”, the disclosing Party shall explicitly inform in writing the receiving Party of the Confidential Information when providing the documents and information). Unless otherwise agreed by the providing Party in prior written form, such Confidential Information (including the receiving Party being merged or acquired or controlled directly or indirectly by any third party) shall not be disclosed, given or transfer any third party. Upon the termination or expiration of this Agreement, the Parties shall return to the original owner or the providing Party, or to destroy as agreed by the original owner or the providing Party including deleting any Confidential Information from any memory devices, any document, information or software bearing any of such Confidential Information, and cease to use such Confidential Information. The Parties shall take necessary measures to disclose the Confidential Information to the employees, agents or professional consultants of Party B necessary to know such information and cause them to observe the confidential obligations hereunder. Party B, Party B’s employees, agents or professional consultants shall enter into confidential agreements with Party A and all parties shall observe the agreements thereof.

4.2	The restrictions stipulated in Section 4.1 shall not apply to:

4.2.1	the materials available to the public at the time of disclosure;

4.2.2	the materials that become available to the public after the disclosure not due to the fault of Party B;

4.2.3	the materials receiving Party proves to have obtained neither directly nor indirectly from any other party before the disclosure;

4.2.4
each Party is required by law to disclose to relevant government authorities, stock exchange institute, or necessarily discloses the above confidential information directly to the legal counselor and financial consultant in order to maintain its ordinary business.

4.3	Both Parties agree that this Section shall survive the modification, recession or termination of this Agreement.

5.	Indemnity

5.1
Unless otherwise provided in this Agreement, if either Party fails to fully perform or cease to perform this Agreement and cannot cure such breach within thirty (30) days after receipt of the notice from the non-breaching Party, or any of representations or warranties hereunder is not true, accurate or misleading, it shall constitute a breach of this Agreement.

5.2
If either Party breaches this Agreement or any of its representations and warranties under this Agreement, the non-breaching Party may require in writing it to cure its breach and take corresponding actions to timely and effectively avoid damages within 10 days upon receipt of a written notice from the non-breaching party and continue to perform this Agreement. In case of any damage, the breaching party shall indemnify the non-breaching party such that the non-breaching party could acquire all of the interests under this Agreement as if this Agreement had been duly performed.

5.3
In the event that either Party’s breach of this agreement results in any fee, liability or loss (including but not limited to loss of profits) incurred by the other, the breaching party shall indemnify the abiding party any of the aforesaid fee, liability or loss( including but not limited to any interest and attorney fee paid or incurred due to the breach). The total compensation paid by the default Party to the other Party shall be equal to the losses caused by the breach of this Agreement, which shall include the receivable interests by the abiding party for the performance of this Agreement, but shall not exceed the reasonable expectation of the Parties.

5.4	If both Parties breach this Agreement, the indemnity shall be determined on the basis of the extent of its respective breach.

6.	Effective Date and Term

6.1	This Agreement shall be executed and come into effect as of the date first written above.

6.2	This Agreement shall be made in English, with two (2) originals.

6.3
The initial term of this Agreement is ten (10) years commencing from the effective date, unless earlier terminated by Party A. Prior to the expiration of this Agreement, if Party A intends to extend the term of this Agreement, the Parties shall extend the term of this Agreement as per the request of Party A.

7.	Termination

7.1
Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof. During the term of this Agreement, Party B may not terminate this Agreement prior to its expiration date. Party A shall have the right to terminate this Agreement upon giving 30 days' prior written notice to Party B at any time.

7.2	This Agreement may be terminated by mutual consent of the Parties.

7.3	The rights and obligations of both Parties under Section 4 and 5 shall survive the termination of this Agreement.

8.	Disputes Resolution

8.1
The Parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consulting. In case no settlement can be reached through such consulting, each party may submit such dispute to Xiamen  Arbitration Commission for arbitration in accordance with its then-current and effective arbitration rules. The arbitration shall be conducted in Chinese. The arbitration award shall be final and binding upon the Parties. This Section shall survive the termination or the cease of this Agreement.

8.2	Each Party shall continue to perform its obligations in good faith in accordance with the Agreement except for the matters in dispute.

9.	Force Majeure

9.1
“Event of Force Majeure” means any event that is unforeseeable or beyond the reasonable control of the Party affected and cannot be prevented with reasonable care, which includes but is not limited to the acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. However, deficiency of credit, fund or financing shall not be deemed as the item out of reasonable control of the Party. The Party affected by an Event of Force Majeure who claims to be exempted from performing any obligations under this Agreement or under any section herein shall notify each other Party promptly of such exemption.

9.2
When performance of this Agreement is delayed or prevented due to an Event of Force Majeure defined as the above, the Party affected by such Event of Force Majeure shall be exempted from any liability under this Agreement to the extent of such delay or prevention. The Party affected shall take proper measures to decrease or diminish the impacts from such Event of Force Majeure and make reasonable and practicable efforts to resume the performance delayed or prevented by the Event of Force Majeure, so that it may be exempted from performing such obligations to the extent of the part of the obligations delayed or prevented. Once the Event of Force Majeure ceased, the affected Party shall make its best endeavors to resume the performance of this Agreement.

10.	Notices

Any notice in connection with the performance of this Agreement shall be in writing and be delivered in person, by registered mail, postage prepaid mail, recognized express mail or facsimile to the following correspondence addresses:

Party A:	AILIBAO (FUJIAN) MARKETING MANAGEMENT CO.,LTD
Address:	Floor 2, Building 1, Kaiyuan Industrial Zone No.118,
Jiangtou Village, Chendai Town, Jinjiang City
Fax:	0595-85192329
Telephone:	0595-85196329
Addressee:	Lam Mei Ying

Party B:	Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd.
Address:	Jiangtou village, Chendai town, Jinjiang, Fujian province
Fax:	0595-85192329
Telephone:	0595-85196329
Addressee:	Ding Baofu

11.	Assignment

Unless otherwise agreed by the other Party’s in writing, either Party shall not assign the rights or obligations under this Agreement to any third party.

12.	Severability

The Parties hereby acknowledge that they enter into this Agreement in good faith on the basis of equality and mutual benefit. In case any provision or regulation of this Agreement is ruled illegal or unenforceable under the applicable law, it shall be deemed to be excluded from this Agreement and be null and void, as if such provisions had never been included in this Agreement. However, the balance of this Agreement will remain in force and this Agreement shall be deemed as without such provisions from the beginning. The Parties shall replace the deemed-deleted provisions with lawful and valid provisions acceptable to the Parties through amicable consultations.

13.	Amendment and Supplement

Any amendment or supplement to this Agreement shall take effect only after the written agreement thereto is duly executed by all the Parties. The amendment agreement or the supplement agreement thereto duly executed by the Parties shall be part of this Agreement and shall be equally authentic with this Agreement.

14.	Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by duly authorized representatives as of the date first set forth above.

(Signature page to the Exclusive Business Consulting and Services Agreement)

Party A: AILIBAO (FUJIAN) MARKETING MANAGEMENT CO.,LTD

Authorized Representative:	/s/ LAM Mei Ying

Party B: Fujian Jinjiang Chendai Ailibao Shoes & Clothes Co., Ltd.

Authorized Representative:	/s/ DING Baojian (丁保健)

Exhibit 1
The list of Business and Consulting Services

Under this agreement, Party A agrees to Party B to exclusively provide any business development advisory and consultancy services, which is related but not limited to the following:

(a) To provide business development advisory services in order to improve the standard of Party B’s marketing and brand building activities.

(b) To continuously comment and evaluate Party B’s business development strategy and financing strategy,  in order to make valuable advice, conclusions and means of improvement;

(c) To provide to Party B’s any other business related advice as needed.

Exhibit 2
Calculation and Payment of the Service Fees
for Business and Consulting Services

I.	The Service Fees hereunder shall be 100% of profit of Party B before paying this Service Fees, Party A has the right to receive such Service Fees on the timing and basis of its choice.

II.
Party A shall collect the Service Fees on a quarterly basis, issue to Party B the bill for the previous quarter within thirty (30) days upon the commencement of a quarter, and notify Party thereof. Party B shall pay the Service Fees into the bank account designated by Party A within ten (10) working days after receiving the notification from Party A, and Party B shall fax or post the copy of the payment receipt to Party A within ten (10) working days after accomplishment of the payment.